UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )
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INDEPENDENT BANK CORPORATION

(Name of Registrant as Specified In Its Charter)

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SEC 1913 (02-02)

Independent Bank Corporation
230 West Main Street
Ionia, Michigan 48846

March xx, 2010

Dear Fellow Shareholder,

It is our pleasure to invite you to attend the 2010 Annual Meeting of Shareholders of Independent Bank Corporation at 3:00 p.m., Eastern Time, on Tuesday, April 27, 2010 at Watt Auditorium, 438 Union Street, Ionia, Michigan 48846.

The Annual Report, which we mailed to you, summarizes Independent Bank Corporation’s major developments during 2009 and includes the 2009 consolidated financial statements.

Whether or not you plan to attend the Annual Meeting, please complete and mail the enclosed proxy card promptly so that your shares will be voted as you desire. You may also vote by telephone or by the Internet by following the instructions for using the automated telephone and Internet voting systems provided on the proxy card.

Sincerely,

Michael M. Magee, Jr.
President and Chief Executive Officer

INDEPENDENT BANK CORPORATION

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
APRIL 27, 2010

Date:	April 27, 2010
Time:	3:00 p.m., Eastern Time
Place:	Watt Auditorium 438 Union Street Ionia, Michigan 48846

We invite you to attend the Independent Bank Corporation Annual Meeting of Shareholders to:

1.	Elect three directors to serve three-year terms expiring in 2013;

2.	Ratify the appointment of Crowe Horwath LLP as independent auditors for the fiscal year ending December 31, 2010;

3.	Consider and vote upon a proposal to amend our Amended and Restated Articles of Incorporation to effect a one (1) for ten (10) reverse split of our common stock;

4.	Participate in an advisory (non-binding) vote to approve the compensation of our executives, as disclosed in this Proxy Statement;

5.	Grant management the authority to adjourn, postpone or continue the Annual Meeting; and

6.	Transact any other business that is properly submitted before the Annual Meeting or any adjournments or postponements of the Annual Meeting.

The record date for the Annual Meeting is February 26, 2010 (the “Record Date”). Only shareholders of record at the close of business on that date can vote at the Annual Meeting. We mailed this Notice of Annual Meeting to those shareholders. Action may be taken at the Annual Meeting on any of the foregoing proposals on the date specified above or any date or dates to which the Annual Meeting may be adjourned or postponed.

We will have a list of shareholders who can vote at the Annual Meeting available for inspection by shareholders at the Annual Meeting, and, for 10 days prior to the Annual Meeting, during regular business hours at the offices of Independent Bank Corporation, 230 West Main Street, Ionia, Michigan 48846.

If you plan to attend the Annual Meeting but are not a shareholder of record because you hold your shares in street name, please bring evidence of your beneficial ownership of your shares (e.g., a copy of a recent brokerage statement showing the shares) with you to the Annual Meeting. Whether or not you plan to attend the Annual Meeting and whether you own a few or many shares of stock, the Board of Directors urges you to vote promptly. You may vote by signing, dating and returning the enclosed proxy card, by using the automated telephone voting system or by using the Internet voting system. You will find instructions for voting by telephone and by the Internet on the enclosed proxy card.

By Order of the Board of Directors,

Robert N. Shuster
Corporate Secretary

March xx, 2010

Independent Bank Corporation
230 West Main Street
Ionia, Michigan 48846

2010 PROXY STATEMENT

This Proxy Statement is furnished in connection with the solicitation, beginning approximately March xx, 2010, by our Board of Directors, of proxies for use at the Annual Meeting of Shareholders. This meeting will be held on Tuesday, April 27, 2010, at 3:00 p.m. (local time) at Watt Auditorium, 438 Union Street, Ionia, Michigan 48846.

If the form of the Proxy accompanying this Proxy Statement is properly executed and returned, the shares represented by the Proxy will be voted at the Annual Meeting of Shareholders in accordance with the directions given in such Proxy. If no choice is specified, the shares represented by the Proxy will be voted for the election of directors listed as nominees, for the ratification of the independent auditors and to approve the compensation of our executives.

To vote by telephone, shareholders of record (shareholders who have been issued a certificate representing their shares) may call toll free on a touch-tone telephone 1-800-PROXIES (1-800-776-9437) and follow the recorded instructions. To vote by Internet, go to the site http://www.voteproxy.com and follow the instructions provided.

If your shares are held through a bank or a broker (referred to as “street name”), you may also be eligible to vote your shares electronically. Simply follow the instructions on your voting form, using either the toll-free telephone number or the Internet address that is listed.

A Proxy may be revoked prior to its exercise by delivering a written notice of revocation to our Secretary, executing a subsequent Proxy or attending the meeting and voting in person. Attendance at the meeting does not, however, automatically serve to revoke a Proxy.

This proxy statement, including the Notice and Form of Proxy, along with our Annual Report is available at http://www.snl.com/irweblinkx/docs.aspx?iid=100319. Information on directions to the site of our Annual Meeting is available on our website at www.IndependentBank.com.

VOTING SECURITIES AND RECORD DATE

As of February 26, 2010, the Record Date for the Annual Meeting, we had issued and outstanding 24,032,177 shares of common stock. Shareholders are entitled to one vote for each share of our common stock registered in their names at the close of business on the record date. Votes cast at the meeting and submitted by proxy are counted by the inspectors of the meeting, who are appointed by us.

As of February 26, 2010, no person was known by us to be the beneficial owner of 5% or more of our common stock, except as follows:

Amount and
		Nature of	Approximate
	Name and Address of	Beneficial	Percent
Title of Class	Beneficial Owner	Ownership	of Class

Common Stock, $1 par value	Independent Bank Corporation Employee Stock Ownership Trust (“ESOT”) 230 West Main Street Ionia, Michigan 48846	2,236,834	9.31%

Our ESOT holds shares of common stock pursuant to the terms of our Employee Stock Ownership Plan (“ESOP”). The Principal Financial Group administers the ESOP and serves as directed trustee. Our ESOP administrative committee has investment power with respect to the shares of common stock held by the ESOT and has voting power to the extent that the ESOP participants do not direct the voting of the shares of common stock allocated to their accounts.

Our administrative committee is comprised of three of our officers: Robert N. Shuster, James J. Twarozynski and Laurinda M. Neve. Except for the shares of common stock allocated to their respective accounts as participants in the ESOP, each member of our administrative committee disclaims beneficial ownership of the shares held by the ESOT.

ELECTION OF DIRECTORS

Our Amended and Restated Articles of Incorporation provide that our Board be divided into three classes of nearly equal size, with the classes to hold office for staggered terms of three years each. Our Bylaws permit our Board of Directors to establish the size of our Board from three to fifteen members. Our current Board has fixed the size of our Board at ten members. Donna J. Banks, Ph.D., Jeffrey A. Bratsburg and Charles C. Van Loan are nominees to serve three-year terms expiring in 2013. Each of these directors are incumbent directors previously elected by our shareholders.

The Proxies cannot be voted for a greater number of persons than the number of nominees named. The persons named as proxy holders in the accompanying proxy will vote for the above named nominees unless a shareholder directs otherwise. In the event that any nominee is unable to serve, which is not now contemplated, our Board may designate a substitute nominee. The proxy holders, to the extent they have been granted authority to vote in the election of directors, may or may not vote for a substitute nominee.

In addition to the nominees for director, each director whose term will continue after the meeting is named in the following table. Each nominee and director owned beneficially, directly or indirectly, the number of shares of common stock set forth opposite their respective names. The stock ownership information and the information relating to each nominee’s and director’s age, principal occupation or employment for the past five years has been furnished to us as of February 26, 2010, by the respective nominees and directors.

A plurality of the votes cast at the Annual Meeting of Shareholders is required to elect the nominees as directors. Accordingly at this year’s meeting, the three individuals who receive the largest number of votes cast at the meeting will be elected as directors. Shares not voted at the meeting, whether by abstention, broker non-vote or otherwise, will not be treated as votes cast on this matter.

The Board of Directors recommends a vote FOR the election of each of the three nominees.

	Amount and Nature
	of Beneficial		Percent of
	Ownership(1)		Outstanding

Nominees for three-year terms expiring in 2013
Donna J. Banks, Ph.D. (age 52)	21,841	(2)	.09
Dr. Banks is a retired Senior Vice President of the Kellogg Company. She became a Director in 2005. Ms. Banks’ prior experience in an executive leadership position with a major corporation makes her service to the Board particularly important. Moreover, her prior experience with a corporation that is subject to the reporting requirements of the Securities Exchange Act of 1934 is of use to the Board and the Company.

Jeffrey A. Bratsburg (age 66)	107,773	(3)	.43
Mr. Bratsburg is the Chairman of the Board of Directors of Independent Bank Corporation. Mr. Bratsburg served as President and CEO of Independent Bank West Michigan from 1985 until his retirement in 1999. He became a Director in 2000. Mr. Bratsburg’s prior experience as a bank president, as well as his 18 years of experience in the financial services industry makes him an important member of the Board.

Charles C. Van Loan (age 62)	100,867	(4)	.40
Mr. Van Loan served as President and CEO of Independent Bank Corporation from 1993 until 2004 and as executive Chairman during 2005. He retired on December 31, 2005. He became a Director in 1992. Mr. Van Loan has over 27 years of experience in the financial services industry. Mr. Van Loan served as the Company’s CEO for over 10 years, which makes his input particularly useful to the Board.

	Amount and Nature
	of Beneficial		Percent of
	Ownership(1)		Outstanding

Directors whose terms expire in 2011
Stephen L. Gulis, Jr. (age 52)	31,435	(5)	.12
Mr. Gulis is the retired Executive Vice President and President of Wolverine Worldwide Global Operations Group. He became a Director in 2004. Mr. Gulis’ prior experience as a chief financial officer of a major corporation is an important skill set to have on the Board. In addition, his prior experience with a corporation that is subject to the reporting requirements of the Securities Exchange Act of 1934 is important to the Board.

Terry L. Haske (age 61)	46,944	(6)	.19
Mr. Haske is a CPA and Principal with Anderson, Tuckey, Bernhardt & Doran, P.C. since 2008. Prior to 2008 he was the President of Ricker & Haske, CPAs, and P.C. He became a Director in 1996. Mr. Haske’s experience and qualifications as a CPA, as well as his prior service as a director of the Company and as a director of other banking institutions, makes his service to the Board particularly important.

Clarke B. Maxson (age 70)	22,744.09
Mr. Maxson served as Chairman, President and CEO of Midwest Guaranty Bancorp, Inc. (“Midwest”) from its founding in 1988 until July 2004 when he retired. Midwest was acquired by Independent Bank Corporation in July 2004, at which time Mr. Maxson joined the Board of Directors of Independent Bank East Michigan (which merged into Independent Bank in September 2007). He was appointed as a Director of the Company in September 2007. Mr. Maxson has over 47 years of service and experience in the financial services industry. He also served as a bank president for over 16 years, which serves to assist the Board in a variety of issues facing the Company.

Charles A. Palmer (age 65)	91,059.36
Mr. Palmer is an attorney and a professor of law at Thomas M. Cooley Law School. He became a Director in 1991. Mr. Palmer’s training as an attorney and almost 20 years of service as a director of the Company provides additional talent to the Board.

Directors whose terms expire in 2012
Robert L. Hetzler (age 64)	35,083	(7)	.14
Mr. Hetzler is the retired President of Monitor Sugar Company (food processor). He became a Director in 2000. Mr. Hetzler, who also has a legal degree, has numerous years as a senior leader of a large business organization. Those skill sets and experiences are important to the Board and the Company.

Michael M. Magee, Jr. (age 54)	154,441	(8)	.61
Mr. Magee is the President and Chief Executive Officer of Independent Bank Corporation. Prior to his appointment as President and CEO as of January 1, 2005, Mr. Magee served as Chief Operating Officer since February 2004 and prior to that he served as President and Chief Executive Officer of Independent Bank since 1993. He became a Director in 2005. Mr. Magee has over 31 years of service in the financial services industry and has served as our Chief Executive Officer for over 5 years. That position and those experiences make him a particularly important component of the Board.

James E. McCarty (age 62)	23,608	(9)	.09
Mr. McCarty is the retired President of McCarty Communications (commercial printing). He became a Director in 2002. Mr. McCarty’s prior experience in a corporate leadership position and prior service as a director of a financial institution makes his service to the Board important.

(1)	Except as described in the following notes, each nominee or incumbent director owns the shares directly and has sole voting and investment power or shares voting and investment power with his or her spouse under joint ownership. The table includes shares of common stock that are issuable under options exercisable within 60 days.

(2)	Includes 15,281 common stock units held in Dr. Banks’ account under our deferred compensation and stock purchase plan for non-employee directors that are payable in our common stock upon retirement. Includes 6,000 shares held in a spousal trust.

(3)	Includes 12,065 common stock units held in Mr. Bratsburg’s account under our deferred compensation and stock purchase plan for non-employee directors that are payable in our common stock upon retirement.

(4)	Includes 98,867 shares held in a spousal trust.

(5)	Includes 19,079 common stock units held in Mr. Gulis’ account under our deferred compensation and stock purchase plan for non-employee directors that are payable in our common stock upon retirement.

(6)	Includes 6,615 shares owned jointly with Mr. Haske’s father with respect to which Mr. Haske shares voting and investment power and includes 1,232 common stock units held in Mr. Haske’s account under our deferred compensation and stock purchase plan for non-employee directors that are payable in our common stock upon retirement.

(7)	Includes 10,609 shares held in a spousal trust and 381 shares in a trust with respect to which Mr. Hetzler shares voting and investment power.

(8)	Includes 33,682 shares allocated to Mr. Magee’s account under the ESOT and includes 10,424 common stock units held in a deferred compensation plan.

(9)	Includes 9,978 common stock units held in Mr. McCarty’s account under our deferred compensation and stock purchase plan for non-employee directors that are payable in our common stock upon retirement. Includes 6,193 shares held in a spousal trust.

SECURITIES OWNERSHIP OF MANAGEMENT

The following table sets forth the beneficial ownership of our common stock by our Named Executives, set forth in the compensation table below, and by all directors and executive officers as a group as of February 26, 2010.

	Amount and
	Nature of
	Beneficial		Percent of
Name	Ownership(1)		Outstanding

Michael M. Magee	154,441	(2)	.61
Robert N. Shuster	117,699		.47
David C. Reglin	98,260		.39
William B. Kessel	38,260		.15
Stefanie M. Kimball	26,793		.11
All executive officers and directors as a group (consisting of 18 persons)	3,218,512	(3)	12.78

(1)	In addition to shares held directly or under joint ownership with their spouses, beneficial ownership includes shares that are issuable under options exercisable within 60 days, and shares that are allocated to their accounts as participants in the ESOP.

(2)	Includes 10,424 common stock units held in a deferred compensation plan.

(3)	Beneficial ownership is disclaimed as to 2,070,440 shares, all of which are held by the ESOT.

CORPORATE GOVERNANCE AND BOARD MATTERS

CORPORATE GOVERNANCE PRINCIPLES

For many years, our Board of Directors has been committed to sound and effective corporate governance practices. The Board has documented those practices in our Corporate Governance Principles. These principles address director qualifications, periodic performance evaluations, stock ownership guidelines and other corporate governance matters. Under those principles, a majority of the members of our Board must qualify as independent under the rules established by the NASDAQ stock market on which our stock trades. Our principles also require the Board to have an audit committee, compensation committee and a nominating and corporate governance committee, and that each member of those committees qualifies as independent under the NASDAQ rules. Our Corporate Governance Principles, as well as the charters of each of the foregoing committees are available for review on our website at www.IndependentBank.com under the “Investor Relations” tab.

CODE OF BUSINESS CONDUCT AND ETHICS AND CODE OF ETHICS FOR SENIOR FINANCIAL OFFICERS

Our Board has also adopted a Code of Business Conduct and Ethics that applies to all of our employees, officers and directors. In addition, the Board has adopted a Code of Ethics for Senior Financial Officers, which includes our principal executive officer, principal financial officer and controller. Each of these codes is posted on our website and can also be obtained free of charge through our Corporate Secretary at 230 West Main Street, Ionia, Michigan 48846. Any changes to or waivers of either code for our CEO or senior financial officers will be disclosed on our website.

DETERMINATION OF INDEPENDENCE OF BOARD MEMBERS

As required by our Corporate Governance Principles, our Board has determined that each of the following directors qualifies as an “Independent Director”, as such term is defined in Market Place Rules 4200(a)(15) of the National Association of Securities Dealers (the “NASD”): Donna J. Banks, Jeffrey A. Bratsburg, Stephen L. Gulis, Terry L. Haske, Robert L. Hetzler, Clarke B. Maxson, James E. McCarty, Charles A. Palmer and Charles C. Van Loan. Our Board has also determined that each member of the three committees of the Board meets the independence requirements applicable to those committees as prescribed by the NASDAQ listing requirements, and, as to the audit committee, under the applicable rules of the Securities and Exchange Commission. There are no family relationships between or among our directors, nominees or executive officers.

MEETING ATTENDANCE

Each of our directors is expected to attend all meetings of the Board, applicable committee meetings, and our annual meeting of shareholders. Each of our directors attended our 2009 annual shareholders meeting. During 2009, the Board held 14 meetings; each director attended at least 75% of the aggregate number of meetings of our Board and Board committees on which they served.

BOARD COMMITTEES AND FUNCTIONS

Copies of the charters of each of these committees are available on our Website at www.IndependentBank.com. Our Board of Directors has three standing committees: audit, compensation and nominating and corporate governance.

Our audit committee, which met on 7 occasions in 2009, consists of directors Gulis (Chairman), Haske, Maxson and McCarty. Our Board has determined that Mr. Gulis qualifies as the “Audit Committee Financial Expert”, as that term is defined in the rules established by the Securities and Exchange Commission. The primary purpose of the audit committee is to assist the Board in overseeing (1) the quality and integrity of our accounting, auditing and reporting practices, (2) the performance of our internal audit function and independent auditor, and (3) our disclosure controls and system of internal controls regarding, finance, accounting, legal compliance, and ethics that management and our Board have established.

Our compensation committee, which met on 5 occasions in 2009, consists of directors Banks, Gulis, Hetzler, Van Loan and McCarty (Chairman). This committee reviews and makes recommendations to the Board on executive compensation matters, including any benefits to be paid to our executives and officers. At the beginning of each year, our compensation committee meets to review our CEO’s performance against the Company’s goals and objectives for the preceding year and also to review and approve the corporate goals and objectives that relate to CEO compensation for the forthcoming year. This committee also evaluates the CEO and other key executives’ payouts against (a) pre-established, measurable performance goals and budgets, (b) generally comparable groups of executives, and (c) external market trends. Following this review, this committee recommends to the full Board, the annual base salary, annual incentive compensation, total compensation and benefits for our chief executive officer. This committee is also responsible for approving equity-based compensation awards under our Long-Term Incentive Plan. Base salaries of executive officers, other than our CEO, are established by our CEO.

This committee is also responsible to recommend to the full Board, the amount and form of compensation payable to directors. From time to time, the committee relies upon third party consulting firms to assist the committee in its oversight of the Company’s executive compensation policy and our Board compensation. This is discussed in more detail in the Compensation Discussion and Analysis included in this Proxy Statement.

Our nominating and corporate governance committee, which met on 3 occasions in 2009, consists of directors Banks, Haske, Hetzler, Van Loan and Palmer (Chairman). This committee is responsible for making recommendations on the qualification and standards to serve on our Board, identifying board candidates and monitoring our corporate governance standards.

Our Amended and Restated Articles of Incorporation contain certain procedural requirements applicable to shareholder nominations of directors. Shareholders may nominate a person to serve as a director if they provide written notice to us not later than sixty and no more than ninety days prior to the first anniversary date of the preceding year’s annual meeting. The notice must include (1) name and address of the shareholder who intends to make the nomination and of the person or persons nominated, (2) a representation that the shareholder is a current record holder and will continue to hold those shares through the date of the meeting and intends to appear in person or by proxy at the meeting, (3) a description of all arrangements between the shareholder and each nominee, (4) the information regarding each nominee as would be required to be included in a proxy statement filed under Regulation 14A of the Securities Exchange Act of 1934 had the nominee been nominated by the Board of Directors, and (5) the consent of each nominee to serve as director. Our nominating and corporate governance committee does not currently utilize the services of any third party search firm to assist in the identification or evaluation of board member candidates. However, this committee may use the services of such a firm in the future if it deems necessary or appropriate.

The nominating and corporate governance committee has not established specific, minimum qualifications for director nominees. Our Corporate Governance Principles mandate that directors possess the requisite background and experience to make a strong, positive contribution to Independent Bank Corporation and our shareholders. This committee is responsible for reviewing the qualifications and independence of the members of the Board. This assessment includes a consideration of the skills, experience and diversity of the prospective candidates. In light of these general requirements, this committee reviews the suitability of each person nominated to our Board. These same standards and suitability requirements are applicable to all director nominees, regardless of the party making the director nomination. While the Board does not have a formal policy regarding the consideration of nominee diversity, this committee does consider diversity in its identification of director candidates. Diversity in business, industry and professional experience, education and training, as well as individual’s general background benefits our Company by increasing the range of skills and perspectives of our Board and enhances its ability to govern the affairs of the Company.

The nominating and corporate governance committee has not received any recommended director nominations from any of our shareholders in connection with our 2010 annual meeting. The nominees that are standing for election as directors at the 2010 annual meeting are incumbent directors that were previously elected by our shareholders.

MAJORITY VOTING

Our nominating and corporate governance committee and Board have discussed and considered the adoption of majority voting for directors. The Board favors the general concepts of majority voting which would essentially proscribe the election of any nominee who received fewer votes cast in his or her favor for election than were withheld. However, our Bylaws and the Michigan Business Corporation Act provide that directors are to be elected by a plurality of votes cast, except as otherwise provided in our Articles. Due to various initiatives under consideration to either modify applicable laws or otherwise address some of the practical implications that arise from majority voting, the Board has elected to defer, at this time, any action or recommendation on this matter.

LEADERSHIP STRUCTURE AND THE BOARD’S ROLE IN RISK OVERSIGHT

For a number of years our Board has separated the positions of the Company’s Chief Executive Officer and Chairman of the Board. Our current Chairman, Mr. Bratsburg, is an independent director, as described above. In addition to this structure, the Board regularly meets in executive session, without the presence of management.

Our Board oversees the Company’s risk management, satisfying itself that our risk management practices are consistent with our corporate strategy and are functioning appropriately. While a degree of risk is inherent in any business activity, our Board strives to ensure that risk management is incorporated into the Company’s culture, and to foster risk-aware and risk adjusted decision-making throughout the organization. Our risk management processes bring to the Board’s attention our most material risks, and permit the Board to understand and evaluate how those risks interrelate and how management addresses them.

Our Board performs its risk oversight function in several ways. The Board establishes standards for risk management by approving policies that address and mitigate the Company’s most material risks. These include policies addressing credit risk, interest rate risk, capital risk, and liquidity risk, as well as Bank Secrecy Act/Anti-Money Laundering compliance. The Board also monitors, reviews, and reacts to our risks through various reports presented by management, internal and external auditors, and regulatory examiners.

The Board conducts certain risk oversight activities through its committees with direct oversight over specific functional areas. Our Audit Committee’s risk oversight functions include:

•	Approving the independent auditor and its annual audit plan, as well as our internal Audit Services Department annual plan.

•	Receiving periodic reports from our independent auditors and our internal audit department,

Our compensation committee most closely monitors the risks to which our compensation policies and practices could subject us. In performing these functions, this committee considers input from the Company’s senior risk officers and outside legal counsel. In 2009, this Committee reviewed the incentive plans for the Company to determine whether those plans subject us to unnecessary or excessive risk or motivate staff members to manipulate the Company’s earnings. In conducting its review, this committee considered asset quality, asset valuations, oversight and treatment of certain non-performing assets and introduction of new products and services. As a result of that evaluation and an analysis of how the plans operate in practice, this committee concluded that our incentive plans do not subject the Company to unnecessary or excessive risk or motivate staff members to manipulate the Company’s earnings.

Our nominating and corporate governance committee’s role in risk oversight includes recommending director candidates with appropriate experience and skills who will set the proper tone for the Company’s risk profile and provide competent oversight over our material risks.

Our Board does not have a separate risk committee, but instead believes that the entire Board is responsible for overseeing the Company’s risk management. The Board helps ensure that management is properly focused on risk by, among other things, reviewing and discussing the performance of senior management and business lines leaders and conducting succession planning for key leadership positions at the Company. In addition to regular reports from each of the Board’s committees, our Board receives regular reports from the Company’s management on the Company’s most material risks and the degree of its exposure to those risks as well as presentations on those risks at periodic Board meetings. These include reports on the Company’s credit risk, interest rate risk, capital risk, liquidity risk and contingency planning.

SHAREHOLDER COMMUNICATIONS WITH THE BOARD

The Board of Directors has implemented a process by which a shareholder may send written communications to the Board’s attention. Any shareholder desiring to communicate with the Board or one or more of our directors may send a letter addressed to the Company’s Corporate Secretary at P.O. Box 491, Ionia, Michigan 48846. The Secretary has been directed to promptly forward all communications to the full Board or the specific director indicated in the letter.

REPORT OF OUR AUDIT COMMITTEE

The information contained in this report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the Securities and Exchange Commission, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, except to the extent that we specifically incorporate it by reference into a document filed under the Securities Act of 1933 or the Securities Exchange Act of 1934.

Our audit committee has met with management and the independent auditors to review and discuss our audited financial statements as of and for the year ended December 31, 2009.

Our audit committee obtained from our independent auditors the written disclosures and the letter required by applicable provisions of the Public Company Accounting Oversight Board regarding their independence. Our audit committee has also discussed with our auditors any relationships that may impact their objectivity and independence and satisfied itself as to our auditors’ independence.

Our audit committee has reviewed and discussed with our independent auditors all communications required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, as amended, and adopted by the Public Company Accounting Oversight Board. Our audit committee also discussed, with and without management present, the results of our independent auditors’ examination of our financial statements.

Based on the reviews and discussions referred to above, the audit committee has recommended to our Board of Directors that the financial statements referred to above be included in our Annual Report on Form 10-K for the year ended December 31, 2009.

Stephen L. Gulis, Jr.	Clarke B. Maxson
James E. McCarty	Terry L. Haske

DISCLOSURE OF FEES PAID TO
OUR INDEPENDENT AUDITORS

Crowe Horwath LLP (“Crowe”) has been the Company’s independent auditors since 2005. Under its charter, the audit committee is solely responsible for selecting and reviewing the qualifications of the Company’s independent auditors.

The following sets forth the fees paid to our independent auditors for the last two fiscal years:

	Year Ended December 31,
	2009	2008

Audit fees	$390,000	$390,000
Audit related fees(1)	46,000	33,000
Tax fees(2)	79,000	86,000
All other fees	16,000	9,000

Total	$531,000	$518,000

(1)	Consists primarily of fees related to an audit required under a Housing and Urban Development loan program and accounting review of various transactions during each year.

(2)	Consists primarily of fees related to the preparation of corporate tax returns and also includes amounts for tax advice and tax planning services.

Pre-Approval Policy

Our audit committee has established a pre-approval policy for procedures for audit, audit related and tax services that can be performed by our independent auditors. For 2009 and 2008, all of these fees were pre-approved by the audit committee under that policy. Subject to certain limitations, the authority to grant pre-approvals may be delegated to one or more members of the audit committee. A copy of this policy is available on our Website at www.IndependentBank.com.

PROPOSAL SUBMITTED FOR YOUR VOTE — RATIFICATION OF THE
APPOINTMENT OF INDEPENDENT AUDITORS

The audit committee has selected Crowe Horwath LLP (“Crowe”), as independent auditors for the Company, for the fiscal year ending December 31, 2010. The services provided to the Company and our subsidiaries by Crowe for 2009 and 2008 are described above under the caption “Disclosure of Fees Paid to our Independent Auditors.”

We are asking our shareholders to ratify the selection of Crowe as our independent auditors. Although ratification is not legally required, the Board is submitting the selection of Crowe to our shareholders for ratification as a matter of good corporate governance. Representatives of Crowe are expected to be present at the Annual Meeting to respond to appropriate questions and to make such statements as they may desire.

The affirmative vote of the holders of the majority of the shares represented in person or by proxy and entitled to vote on this item will be required for approval. All broker non-votes will not be treated as votes cast on this matter; shares voted as abstentions will be counted as votes cast and therefore will have the effect of a negative vote.

If our shareholders do not ratify the appointment, the appointment will be reconsidered by the audit committee and the Board. Even if the selection is ratified, the audit committee, in its discretion, may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interest of the Company and our shareholders.

The Board of Directors recommends a vote FOR this proposal to ratify the appointment of Crowe as our independent auditors.

PROPOSAL SUBMITTED FOR YOUR VOTE —
APPROVAL OF AMENDMENT TO OUR ARTICLES OF INCORPORATION
TO EFFECT A ONE (1) FOR TEN (10) REVERSE SPLIT OF THE COMPANY’S COMMON STOCK

We believe it is in the best interests of the Company and its shareholders to adopt an amendment to the Company’s Amended and Restated Articles of Incorporation authorizing a reverse stock split of our outstanding shares of common stock. The purpose of the reverse split would be to increase the stock price of our common stock sufficiently above the $1.00 minimum bid price requirement for continued listing on the NASDAQ Global Select Market (“NASDAQ GSM”) with a goal of sustaining long-term compliance with the NASDAQ listing requirements. Under the proposal, the number of authorized shares of our common stock would not change and would remain at 500 million.

The proposed amendment to our Amended and Restated Articles of Incorporation is attached to this proxy statement as Appendix A (the “Amendment”). If the Amendment is approved, the number of issued and outstanding shares of common stock would be reduced by an exchange ratio of one (1) share for every ten (10) shares currently outstanding (the “Exchange Ratio”), and the current authorized number of shares of our common stock would remain at 500 million, without further approval of our shareholders. The reverse stock split would become effective upon filing the Amendment with the Michigan Department of Energy, Labor and Economic Growth, which is anticipated to occur promptly following the Meeting, if approved.

Purpose of the Reverse Split

Because the Company’s common stock is listed on the NASDAQ GSM, the Company is subject to certain continued listing standards and requirements, including a requirement that the minimum bid price of its common stock remain at least $1.00 per share. If the bid price of the Company’s common stock is below $1.00 per share for 30 consecutive trading days, the Company’s common stock may be delisted from the NASDAQ GSM. On December 21, 2009, we received a letter from The NASDAQ Stock Market notifying us that we no longer met NASDAQ’s continued listing requirements under Listing Rule 5450(a)(1) because the bid price for our common stock had closed below $1.00 per share for 30 consecutive trading days. We have until approximately June 21, 2010, to demonstrate compliance with this bid price rule by maintaining a minimum closing bid price of at least $1.00 for a minimum of 10 consecutive trading days. If we are unable to establish compliance with the bid price rule within such time period, our common stock will be subject to delisting from the NASDAQ GSM. However, in that event, we may be eligible for an additional grace period by transferring our common stock listing from the NASDAQ GSM to the NASDAQ Capital Market. This would require us to meet the initial listing criteria of the NASDAQ Capital Market, other than with respect to the minimum bid price requirement. If we are then permitted to transfer our listing to the NASDAQ Capital Market, we expect we would be granted an additional 180 calendar day period in which to demonstrate compliance with the minimum bid price rule.

The delisting of our common stock from NASDAQ, whether in connection with the foregoing or as a result of our future inability to meet any listing standards, would have an adverse effect on the liquidity of our common stock and, as a result, the market price of our common stock might become more volatile. Even the perception that our common stock may be delisted could affect its liquidity and market price. Delisting could also make raising additional capital more difficult.

If our common stock is delisted from NASDAQ, it is likely that quotes for our common stock would continue to be available on the OTC Bulletin Board or on the “Pink Sheets.” However, these alternatives are generally considered to be less efficient markets and it is likely that the liquidity of our common stock as well as our stock price would be adversely impacted as a result.

Therefore, the Board’s primary objective in proposing the reverse split is to raise the per share trading price of the Company’s common stock sufficiently above the $1.00 minimum bid price requirement for continued listing on The NASDAQ GSM. The Company hopes the anticipated increase in the price per share as a result of the reverse split will also encourage greater interest in its common stock among members of the financial community and the investing public and possibly create a more liquid market for the Company’s shareholders with respect to those shares presently held by them. However, the possibility exists that shareholder liquidity may be adversely affected by the reduced number of shares outstanding if the reverse split is effected, particularly if the price per share of the Company’s common stock begins a declining trend after the reverse split is effected.

There can be no assurance that the reverse split will achieve any of the desired results. There also can be no assurance that the price per share of the Company’s common stock immediately after the reverse split will increase proportionately with the reverse split, or that any increase will be sustained for any period of time.

The Company is not aware of any present efforts by anyone to accumulate its common stock, and the proposed reverse split is not intended to be an anti-takeover device nor is it part of a broader plan to take the Company private.

Effects of Reverse Split on Common Stock

One principal effect of the reverse split would be to decrease the number of outstanding shares of our common stock. Except for de minimus adjustments that may result from the treatment of fractional shares as described below, the reverse split will not have any dilutive effect on our shareholders since each shareholder would hold the same percentage of our common stock outstanding immediately following the reverse split as such shareholder held immediately prior to the reverse split. The relative voting and other rights that accompany the shares of common stock would not be affected by the reverse split.

Although the reverse split will not have any dilutive effect on our shareholders (other than de minimus adjustments that may result from the treatment of fractional shares), the proportion of shares owned by our shareholders relative to the number of shares authorized for issuance will decrease because the Amendment maintains the current authorized number of shares of common stock at 500 million. As a result, the additional authorized shares of common stock will be available for issuance at such times and for such purposes as the Board may deem advisable without further action by our shareholders, except as required by applicable laws and regulations. This includes using such additional authorized shares in connection with the capital restoration plan adopted by our Board in January of 2010 (the “Capital Plan”). Our Capital Plan contemplates three primary initiatives that have been or will be undertaken in order to increase our common equity capital, decrease our expenses, and enable us to withstand and better respond to current market conditions and the potential for worsening market conditions. Those three initiatives are:

•	First, we have made a proposal to the United States Department of the Treasury (the “UST”) to issue shares of our common stock in exchange for up to the entire $72 million in aggregate liquidation value of the preferred shares we issued to the UST. Negotiations with the UST regarding our proposal are ongoing.

•	Second, we intend to offer to issue shares of our common stock in exchange for outstanding trust preferred securities issued by our trust subsidiaries. If successfully completed, these exchange offers would result in a reduction in our obligation to make quarterly distributions to holders of trust preferred securities and would result in an increase to our tangible common shareholders’ equity.

•	Third, after the completion of the exchange offers for trust preferred securities described in the preceding paragraph, and subject to market conditions, we intend to raise additional capital in a public offering of our common stock for cash, in which we currently intend to seek to raise gross proceeds of between $50 million and $150 million.

At a special meeting of our shareholders held on January 29, 2010, our shareholders approved an amendment to our Amended and Restated Articles of Incorporation to increase the number of shares of our common stock we are authorized to issue in order to allow us to complete these transactions. More information regarding these initiatives can be found in the definitive proxy statement we filed with the Securities and Exchange Commission (“SEC”) on December 18, 2009, and in the Registration Statement on Form S-4 we filed with the SEC on January 27, 2010.

The proposed Amendment will not otherwise alter or modify the rights, preferences, privileges or restrictions of the common stock.

Effect on Outstanding Options

As of December 31, 2009, the Company had 1,098,550 options to purchase common stock outstanding. Under the terms of the options, when the reverse split becomes effective, the number of shares covered by each option will be decreased and the conversion or exercise price per share will be increased in accordance with the Exchange Ratio.

On March 1, 2010, the Company commenced a stock option exchange program, which allows certain eligible employees a limited period of time in which they may elect to exchange certain outstanding employee stock options for new stock options covering a lesser number of shares. The new options will be granted under the Independent Bank Corporation Long-Term Incentive Plan, with an exercise price equal to the closing price of our common stock on the NASDAQ GSM on the date the new options are granted. The stock option exchange program is scheduled to expire on March 29, 2010, which is before the reverse split will become effective (if approved by our shareholders). Under the terms of the new options, when the reverse split becomes effective, the number of shares covered by each new option will be decreased and the conversion or exercise price per share will be increased in accordance with the Exchange Ratio.

No Effect on Legal Ability to Pay Dividends

The Company does not believe the reverse split will have any effect with respect to future distributions, if any, to the Company’s shareholders. The Company is currently prohibited from paying any dividends on its common stock, and we do not expect we will be able to pay cash dividends at any time in the near future. Beginning in the fourth quarter of 2009, we exercised our right to defer all quarterly distributions on our outstanding trust preferred securities and on all shares of preferred stock issued to the UST pursuant to the Troubled Asset Relief Program (TARP). As a result of our election to defer regularly scheduled quarterly payments on our outstanding trust preferred securities and our outstanding shares of preferred stock, we are currently prohibited from paying any cash dividends on shares of our common stock. We may not pay any cash dividends on our common stock until all accrued but unpaid dividends and distributions on such senior securities have been paid in full. We do not have any current plans to begin making quarterly payments on our trust preferred securities or our preferred stock. In addition, in December of 2009, our Board of Directors adopted resolutions that prohibit us from, among other things, paying any dividends on our common stock, our preferred stock, or our trust preferred securities without, in each case, the approval of our federal and state banking regulators.

Moreover, even if we were to re-commence regularly scheduled quarterly payments on our outstanding trust preferred securities and preferred stock, there are still significant restrictions on our ability to pay dividends on our common stock. Our agreements with the UST pursuant to which we issued our preferred stock to the UST prevent us from paying quarterly cash dividends on our common stock in excess of $.01 per share and (with certain exceptions) repurchasing shares of common stock. These restrictions will remain in effect until the earlier of December 12, 2011 or such time as the UST no longer holds the shares of our preferred stock.

Aside from the specific restrictions set forth above that result from our current financial condition, there are other restrictions that apply under federal and state law to restrict our ability to pay dividends to our shareholders and the ability of our subsidiary bank to pay dividends to us. For example, the Federal Reserve requires us, as a bank holding company, to act as a source of financial strength to our subsidiary bank. Accordingly, we are required to inform and consult with the Federal Reserve before paying dividends that could raise safety and soundness concerns.

There can be no assurance as to future dividends because they are dependent on the Company’s future earnings, capital requirements and financial conditions. We do not believe the reverse split will have any effect on our ability to pay cash dividends to our shareholders.

Payment for Fractional Shares; Book Entry Form of Shares

The Company will appoint American Stock Transfer and Trust Company to act as exchange agent for holders of common stock in connection with the reverse split. The Company will not issue fractional shares with respect to the reverse split, but will instruct the Company’s transfer agent to round up any fractional share to the nearest whole share. Some of the Company’s outstanding common stock is registered in the names of clearing agencies and broker nominees. Because the Company does not know the number of shares held by each beneficial owner for whom the clearing agencies and broker nominees are record holders, the Company cannot predict with certainty the number of fractional shares that will result from the reverse split or the total number of additional shares that will be issued as a result of rounding up fractional shares. However, the Company does not expect that the amount will be material.

As of the Record Date, the Company had approximately 2,200 holders of record of the Company’s common stock (although the Company had significantly more beneficial holders). The Company does not expect the reverse split to result in a significant reduction in the number of record holders. The Company presently does not intend to seek any change in its status as a reporting company for federal securities law purposes, either before or after the reverse split.

Some of our shareholders of record hold their shares of common stock in certificate form. On or after the effective date of the reverse split, the Company will mail a letter of transmittal to each such shareholder. Each such shareholder will be able to obtain a confirmation statement evidencing its post-reverse-split shares if it sends the exchange agent its old stock certificate(s), together with the properly executed and completed letter of transmittal, and such evidence of ownership of the shares as the Company may require. Such shareholders will not receive a confirmation statement for post-reverse-split shares unless and until their old certificates are surrendered. Such shareholders should not forward their certificates to the exchange agent until they receive the letter of transmittal, and they should only send in their certificates with the letter of transmittal. The exchange agent will record each shareholder’s new shares in book entry form via the Direct Registration System on the effective date of the reverse split, or for shareholders of record holding their shares in certificate form, promptly after receipt of that shareholder’s properly completed letter of transmittal and old stock certificate(s). Shareholders who hold shares in street name through a nominee (such as a bank or broker) will be treated similarly as shareholders of record, and nominees will be instructed to effect the reverse split for their beneficial holders. However, nominees may have different procedures and shareholders holding shares in street name should contact their nominees.

Shareholders will not have to pay any service charges in connection with the exchange of their certificates.

Approval Required

The affirmative vote of the holders of a majority of the outstanding shares of common stock of the Company is required for the approval of this proposed Amendment. Both abstentions and broker non-votes will have the effect of a negative vote. Unless otherwise directed by a shareholder’s proxy, the persons named as proxy voters in the accompanying proxy will vote FOR this Amendment. The approval of this proposal is not a condition to the approval of any other proposals submitted to the shareholders.

The Board of Directors recommends a vote FOR this proposal to amend our Amended and Restated Articles of Incorporation.

PROPOSAL SUBMITTED FOR YOUR VOTE —
ADVISORY (NON-BINDING) VOTE ON EXECUTIVE COMPENSATION

Set forth under “Executive Compensation” below is our Compensation Discussion and Analysis that describes, among other things, our executive compensation policies and practices. The compensation discussion also summarizes certain executive compensation restrictions and requirements applicable to us as a result of our sale of preferred stock to the U.S. Treasury in December of 2008. One of those requirements is that our shareholders be given the opportunity to express their approval of the compensation of our executives, as disclosed in this Proxy Statement. Under the federal legislation that requires this vote, the shareholder vote is not binding on our Board and may not be construed as overruling any decision made by our Board. However, the compensation committee of our Board will take the outcome of this vote into consideration when making future executive compensation decisions.

Therefore, at the Annual Meeting of Shareholders, our shareholders will be given the opportunity to vote on an advisory (non-binding) resolution to approve the compensation of our executives. This vote proposal is commonly known as a “say-on-pay” proposal and gives our shareholders the opportunity to endorse or not endorse our executive pay program. You are encouraged to read the full details of our executive compensation program, including our primary objectives in setting executive pay, under “Executive Compensation” below.

The shareholders will be asked to approve the following resolution at the Annual Meeting:

RESOLVED, that the shareholders of Independent Bank Corporation approve the compensation of the Company’s executives, as described in the “Executive Compensation” section of the Company’s 2010 Proxy Statement.

This is an advisory vote only and neither the Company nor its Board of Directors will be bound to take action based upon the outcome of this vote. The compensation committee of our Board will consider the outcome of the vote when considering future executive compensation arrangements.

The Board of Directors recommends a vote FOR this proposal to approve the resolution approving the compensation of our executives.

PROPOSAL SUBMITTED FOR YOUR VOTE —
ADJOURNMENT, POSTPONEMENT OR CONTINUATION OF THE ANNUAL MEETING

If at the Annual Meeting the number of shares of our common stock present or represented and voting in favor of the other proposals, or any of them, is insufficient to approve any such proposal, our management may move to adjourn, postpone or continue the Annual Meeting in order to enable our Board to continue to solicit additional proxies in favor of that particular proposal. In that event, you will be asked to vote only upon the adjournment, postponement or continuation proposal, and any other proposal described in this Proxy Statement for which, at such time, we have received sufficient votes for approval, and not any proposal for which sufficient votes for approval have not been received.

In this proposal, we are asking you to authorize the holder of any proxy solicited by our Board to vote in favor of adjourning, postponing or continuing the Annual Meeting and any later adjournments. If our shareholders approve the adjournment, postponement or continuation proposal, we could adjourn, postpone or continue the Annual Meeting, and any adjourned session of the Annual Meeting, to use the additional time to solicit additional proxies in favor of a proposal not receiving votes sufficient for approval, including the solicitation of proxies from the shareholders that have previously voted against such proposal. Among other things, approval of the adjournment, postponement or continuation proposal could mean that, even if proxies representing a sufficient number of votes against any one or all of the other proposals have been received, we could adjourn, postpone or continue the Annual Meeting without a vote on the particular proposal and seek to convince the holders of those shares to change their votes to vote in favor of the recommended proposal.

Approval Required

The affirmative vote of a majority of our common stock voted at the Annual Meeting, by person or by proxy, is required to approve the adjournment, postponement or continuation proposal. Abstentions will be counted towards the vote total for this proposal, and therefore will have the same effect as “Against” votes. Broker non-votes will have no effect and will not be counted towards the vote total for this proposal. Unless otherwise directed by marking the accompanying proxy, the named proxy holders will vote FOR the adjournment, postponement or continuation proposal, if such vote is held. The approval of this proposal is not a condition to the approval of any other proposals submitted to the shareholders.

The Board recommends that you vote FOR the proposal to adjourn, postpone or continue the Annual Meeting, if such vote is held.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview and Objectives

The primary objectives of our executive compensation program are to (1) attract and retain talented executives, (2) motivate and reward executives for achieving our business goals, (3) align our executives’ incentives with our strategies and goals, as well as the creation of shareholder value, and (4) provide competitive compensation at a reasonable cost. Consequently, our executive compensation plans are designed to achieve these objectives.

As described in more detail below, our executive compensation program has three primary components: base salary; an annual cash incentive bonus; and long-term incentive compensation that is payable in cash, stock options and stock grant awards. The compensation committee of our Board has not established policies or guidelines with respect to the specific mix or allocation of total compensation among base salary, annual incentive bonuses, and long-term compensation. However, as part of our long-standing “pay-for-performance” compensation philosophy, we typically set the base salaries of our executives somewhat below market median base salaries in return for above market median incentive opportunities. Combined, our five Named Executives have served the Company for a total of 84 years.

The compensation committee of the Board has utilized the services of third-party consultants from time to time to assist in the design of our executive compensation programs and render advice on compensation matters generally. In 2006, the compensation committee engaged the services of Mercer Human Resource Consulting (“Mercer”) to review our executive compensation programs. As part of those services, Mercer (1) reviewed our existing compensation strategies and plans, (2) conducted a study of peer group compensation, including the competitiveness and effectiveness of each element of our compensation program, as well as our historical performance relative to that peer group, and (3) recommended changes to our compensation program, including those directly applicable to our executive officers. Neither the Company, the Board, nor any committee of the Board retained any compensation consultants during 2009.

Restrictions on Executive Compensation Under Federal Law

On December 12, 2008, the Company sold $72 million of its preferred stock and warrants to the U.S. Department of Treasury (“Treasury”) under the Capital Purchase Program of the Troubled Asset Relief Program (“TARP”). Participants in TARP are subject to a number of limitations and restrictions on executive compensation, including certain provisions of the American Recovery and Reinvestment Act of 2009 (“ARRA”). Under the ARRA, Treasury established standards regarding executive compensation relative to the requirements listed below on June 15, 2009. The substance of this Compensation Discussion and Analysis is based upon the existing guidance issued by Treasury. The compensation committee of our Board conducted the required review of our Named Executives incentive compensation arrangements with our senior risk officers, within the ninety day period following our sale of securities with Treasury under TARP.

As a general matter, until such time that the Company is no longer a TARP participant, we will be subject to the following requirements, among others:

•	Our incentive compensation program may not include incentives for our Named Executives (defined below) to take unnecessary and excessive risks that threaten the value of the Company;

•	The Company is entitled to recover any bonus, retention award, or incentive compensation paid to any of its 25 most highly compensated employees based upon statements of earnings, revenues, gains, or other criteria that are later found to be materially inaccurate;

•	The Company is prohibited from making any golden parachute payments to any of its 10 most highly compensated employees;

•	The Company is prohibited from paying to any Named Executive or the next 20 most highly compensated employees any tax “gross-ups” on compensation such as perquisites.

•	Our compensation program may not encourage the manipulation of reported earnings to enhance the compensation of our employees;

•	The Company may not pay or accrue any bonus, retention award, or incentive compensation to any of our Named Executives, other than payments made in the form of restricted stock, subject to the further condition that any such awards may not vest while the Company is a participant in TARP and that any award not have a value greater than one-third of the Named Executives total annual compensation; and

•	Our shareholders must be given the opportunity to vote on an advisory (non-binding) resolution at the Annual Meeting to approve the compensation of our executives.

The foregoing discussion is intended to provide a background and context for the information that follows regarding our existing compensation programs to those persons who served as our executive officers during 2009 and to assist in understanding the information included in the executive compensation tables included below.

Components of Compensation

The principal components of compensation we pay to our executives consist of the following:

•	Base Salary;

•	Annual Cash Incentive; and

•	Long-Term Incentive Compensation, generally payable in the form of a combination of cash, stock options and restricted stock.

Base Salary

Base salaries are established each year for our executive officers. None of our executive officers has a separate employment agreement. In determining base salaries, we consider a variety of factors. Peer group compensation is a primary factor, but additional factors include an individual’s performance, experience, expertise, and tenure with the Company. The executive compensation review conducted by Mercer, including its update in 2008, revealed that the base salaries of most of our executives are at or below competitive rates and market median levels.

Each year the compensation committee recommends the base salary for our President and CEO for consideration and approval by the full Board. For 2009, the committee approved management’s recommendation to freeze the base salary levels of all of our executive officers, including Mr. Magee. Similarly, for 2010, the base salary levels of our Named Executives were frozen at the 2008 levels. Accordingly, Mr. Magee’s salary of $382,000 has remained unchanged since 2008.

The base salaries of other executive officers are established by our President and CEO. In setting base salaries, our President and CEO considers peer group compensation, as well as the individual performance of each respective executive officer. For the reasons noted above, the base salaries of our other Named Executives for 2009 remained unchanged from 2008 and were as follows: Mr. Shuster — $230,000; Mr. Reglin — $226,000; Mr. Kessel — $226,000; and Ms. Kimball — $226,000. These salaries will remain the same for 2010.

Annual Cash Incentives

Annual cash incentives are paid under the terms of our Management Incentive Compensation Plan. This Plan sets forth performance incentives that are designed to provide for annual cash awards that are payable if we meet or exceed the annual performance objectives established by our Board. Under this Plan, our Board establishes annual performance levels as follows: (1) threshold represents the performance level of what must be achieved before any incentive awards are payable; (2) target performance is defined as a desired level of performance in view of all relevant factors, as described in more detail below; and (3) the maximum represents that which reflects outstanding performance. As noted above, target performance under this Plan is intended to provide for aggregate annual cash compensation (salary and bonus) that approximates peer level compensation.

Threshold performance would result in earning 50 percent of the target incentive, target would be 100 percent, and maximum would be 200 percent, with compensation prorated between these award levels. Target incentive is defined as 65 percent of base salary for our CEO and 50 percent of base salary for our other Named Executives.

For 2009, 75 percent of the performance goal was based upon Company performance, while 25 percent was based upon predetermined individual goals. The corporate performance standards for 2009 were based upon the Company’s success in after-tax EPS, its success in reducing its loan loss provision and success in growing core deposits. Each of the factors were weighted 25 percent. For 2009, the performance goals for the Company were as follows:

	EPS	Loan Loss Provision	Core Deposits

Threshold	$0.00	$51 million	$1.9 billion
Target	0.30	45 million	2.0 billion
Maximum	1.00	16 million	2.2 billion

Following the adoption of the ARRA, discussed above, none of the Named Executives are currently eligible to receive any payments under our annual Management Incentive Compensation Plan. Given the Company’s performance during 2009, no bonuses were paid to any of our employees for 2009. Any awards under the Plan are payable in full following certification of the Company’s financial results for the performance period. In light of the Company’s current capital position, the Company will not pay any bonuses for 2010.

Long-Term Incentive Program

Following the committee’s and Board’s review and analysis of the Mercer report, effective January 1, 2007, the Board adopted a long-term incentive program that includes three separate components: stock options, restricted stock, and long-term cash, each of which comprise one-third of the total long-term incentive grant each year. The target value of the cumulative amount of these awards is set at 100 percent of our CEO’s salary and 50 percent for each of our other Named Executives. Because the first possible payout under the cash portion of the long-term program cannot be made until 2010 (the year after the first three-year performance period), the committee elected to grant stock options and restricted stock having a value equal to the aggregate target bonuses under the long-term incentive program for both 2007 and 2008. For 2009, and as explained in more detail below, the committee authorized only the grant of stock options under this program at a target value well below two-thirds of the target bonus.

Cash Incentive Elements.  The committee adopted performance goals for the cash portion of this long-term incentive program, based upon the Company’s three-year total shareholder return (TSR). TSR is determined by dividing the sum of our stock price appreciation and dividends by our stock price at the beginning of the performance period. The first performance period is the three year period beginning January 1, 2007. For purposes of determining achievement, the Company’s TSR is measured against the Nasdaq Bank Index median TSR over the same period. The committee established the three target levels of performance, with threshold at the 50th percentile, target at the 70th percentile and maximum at the 90th percentile.

Equity-Based Incentive Element.  The other two-thirds of the program are made up of stock options and shares of restricted stock, each of which are awarded under the terms of our Long-Term Incentive Plan. As a general practice, these awards are recommended by the committee, and approved by the Board, at the Board’s first meeting in each calendar year and after the announcement of our earnings for the immediately preceding year. Under this Plan, the committee has the authority to grant a wide variety of stock-based awards. The exercise price of options granted under this Plan may not be less than the fair market value of our common stock at the date of grant; options are restricted as to transferability and generally expire ten years after the date of grant. The Plan is intended to assist our executive officers in the achievement of our share ownership guidelines. Under these guidelines (1) our CEO is expected to own Company stock having a market value equal to twice his base salary, (2) our executive vice presidents are to own stock having a market value of not less than 125 percent of their respective base salaries, and (3) our senior vice presidents are to own stock having a market value of not less than 50 percent of their respective base salaries. Once these guidelines are achieved, the failure to maintain the guidelines due to decreases in the market value of our common stock does not mandate additional purchases; rather, further sales of our common stock are prohibited until the employee again reaches the required level of ownership. Not more than 75 percent of the shares held by an executive in our ESOP may count toward the achievement of these guidelines, and only “in the money” stock options granted after January 1, 2004, count as well. These guidelines apply ratably over a five-year period commencing January 1, 2004, or the date of hire or promotion to one of these positions.

The value of the options that make up one-third of our long-term incentive program are measured under ASC topic 718, “Compensation — Stock Compensation” and vest ratably over three years. The value of the shares of the restricted stock that make up the final one-third of our long-term incentive program is based upon the grant date value of the shares of our common stock. These shares do not vest until the fifth anniversary of the grant date.

Due to the limited number of shares available for issuance under the terms of our Long-Term Incentive Plan, the committee elected to grant the entire amount of the equity portion of the long-term incentive program in the form of restricted shares of common stock for 2008. The value of the shares of restricted stock, based upon the grant date values, equaled 100 percent of our CEO’s base compensation and 50 percent of the base compensation of each of our other Named Executives. As of the time of the annual grant for equity-based awards under the Plan in 2009, there remained approximately 300,000 shares available for grant under the Plan. Due to the limited number of remaining shares available for award, and due to the fact that the committee utilized restricted stock awards exclusively in 2008, the committee approved the grant of options covering a total of 299,987 shares for 2009, which were allocated among participants in accordance with their respective target bonuses under the Long-Term Incentive Program. Based upon the restrictions imposed by ARRA, our Named Executives may only receive awards under the Plan in the form of restricted stock, subject to the further limitation that those shares may not vest while the Company is a TARP participant and the value of any award may not exceed one-third of that employee’s total annual compensation. No awards under the Long-Term Incentive Program have been made or authorized for 2010.

Severance and Change in Control Payments

The Company has in place Management Continuity Agreements for each of our executive officers. These agreements provide severance benefits if an individual’s employment is terminated within 36 months after a change in control or within six months before a change in control and if the individual’s employment is terminated or constructively terminated in contemplation of a change in control for three years thereafter. For purposes of these agreements, a “change in control” is defined to mean any occurrence reportable as such in a proxy statement under applicable rules of the SEC, and would include, without limitation, the acquisition of beneficial ownership of 20 percent or more of our voting securities by any person, certain extraordinary changes in the composition of our Board, or a merger or consolidation in which we are not the surviving entity, or our sale or liquidation.

Severance benefits are not payable if an individual’s employment is terminated for cause, employment terminates due to an individual’s death or disability, or the individual resigns without “good reason.” An individual may resign with “good reason” after a change in control and receive his or her severance benefits if an individual’s salary or bonus is reduced, his or her duties and responsibilities are inconsistent with his or her prior position, or there is a material, adverse change in the terms or conditions of the individual’s employment. The agreements are for self-renewing terms of three years unless we elect not to renew the agreement. The agreements are automatically extended for a three-year term from the date of a change in control. These agreements provide for a severance benefit in a lump sum payment equal to 18 months to three years’ salary and bonus and a continuation of benefits’ coverage for 18 months to three years. These benefits are limited, however, to one dollar less than three times an executive’s “base amount” compensation as defined in Section 280G of the Internal Revenue Code of 1986, as amended.

Following the adoption of the ARRA, discussed above, none of the 10 most highly compensated employees will be eligible to receive any severance or change in control benefits due to the prohibition related to “golden parachute payments” for the period during which any obligation arising under TARP remains outstanding.

Other Benefits

We believe that other components of our compensation program, which are generally provided to other full-time employees, are an important factor in attracting and retaining highly qualified personnel. Executive officers are eligible to participate in all of our employee benefit plans, such as medical, group life and accidental death and dismemberment insurance and our 401(k) Plan, and in each case on the same basis as other employees. We also maintain an ESOP that provides substantially all full-time employees with an equity interest in our Company. Contributions to the ESOP are determined annually and are subject to the approval of our Board. No Company contributions were made to the plan for the year ended December 31, 2009.

Perquisites

Our Board and compensation committee regularly reviews the perquisites offered to our executive officers. The committee believes that the cost of such perquisites is relatively minimal. Under the standards established by Treasury on June 15, 2009, we may not pay to any Named Executive or the next 20 most highly compensated employees any tax “gross-ups” on compensation such as perquisites.

Summary Compensation Table — 2009

The following table shows certain information regarding the compensation for our Chief Executive Officer, Chief Financial Officer, and the three most highly compensated executive officers other than our CEO and CFO (the “Named Executives”).

						Non-Equity
						Incentive
				Stock	Option	Plan	All Other
Name and Principal Position	Year	Salary(1)	Bonus	Awards(2)	Awards(2)	Compensation	Compensation(3)	Totals

Michael M. Magee	2009	$382,000	—	$—	$42,678	$—	$26,853	$451,531
President and Chief	2008	382,000	—	349,996	—	—	35,904	767,900
Executive Officer	2007	350,000	—	174,995	174,998	51,186	21,878	773,057
Robert N. Shuster	2009	230,000	—	—	12,848	—	28,959	271,807
Executive Vice President	2008	230,000	—	109,994	—	—	24,318	364,312
and Chief Financial Officer	2007	220,000	—	54,994	54,999	39,600	21,051	390,644
David C. Reglin	2009	226,000	—	—	12,624	—	24,612	263,236
Executive Vice President -	2008	226,000	—	109,994	—	—	27,415	363,409
Retail Banking	2007	220,000	—	54,994	54,999	33,000	24,017	387,010
Stefanie M. Kimball(4)	2009	226,000	—	—	12,624	—	14,414	253,038
Executive Vice President -	2008	226,000	—	99,999	—	—	16,558	342,557
Chief Lending Officer	2007	130,769	—	49,987	49,997	25,000	3,399	259,152
William B. Kessel	2009	226,000	—	—	12,624	—	22,363	260,987
Executive Vice President -	2008	226,000	—	107,499	—	—	27,431	360,930
Chief Operations Officer	2007	215,000	—	53,742	53,748	32,500	25,494	380,484

(1)	Includes elective deferrals by employees pursuant to Section 401(k) of the Internal Revenue Service Code and elective deferrals pursuant to a non-qualified deferred compensation plan.

(2)	Amounts set forth in the stock award and option award columns represent the aggregate fair value of the awards as of the grant date, computed in accordance with FASB ASC topic 718, “Compensation — Stock Compensation.” The assumptions used in calculating these amounts are set forth in Note 14, in the Company’s consolidated financial statements for the year ended December 31, 2009.

(3)	Amounts include our contributions to the ESOP (subject to certain age and service requirements, all employees are eligible to participate in the plan), matching contributions to qualified defined contribution plans, IRS determined personal use of company owned automobiles, country club and other social club dues and restricted stock dividends.

(4)	Ms. Kimball began employment with us on April 25, 2007.

Grants of Plan-Based Awards — 2009

This table sets forth information on equity awards granted by the Company to the Named Executives during 2009 under our Long-Term Incentive Plan. The Compensation Discussion and Analysis provides further details on these awards under the Long-Term Incentive Plan. As noted in the Compensation Discussion and Analysis, our Named Executives are not eligible to participate in our Management Incentive Compensation Plan.

									All Other	All Other
									Stock	Option
			Estimated Possible Payouts						Awards:	Awards:	Exercise	Grant Date
			Under Non-Equity			Estimated Future Payouts Under Equity			Number	Number of	Base Price	Fair Value
			Incentive Plan Awards			Incentive Plan Awards			of Shares	Securities	of Option	of Stock
	Grant		Threshold	Target	Maximum	Threshold	Target	Maximum	of Stock	Underlying	Awards	and Option
Name	Date		$	$	$	$	$	$	or Units	Options(2)	($/Sh)(3)	Awards ($)(4)

Michael M. Magee	1/30/09	(1)	58,333	116,667	233,334					61,655	$1.59	$42,678
Robert N. Shuster	1/30/09	(1)	18,333	36,667	73,333					18,561	1.59	12,848
David C. Reglin	1/30/09	(1)	18,333	36,667	73,333					18,238	1.59	12,624
Stefanie M. Kimball	1/30/09	(1)	16,667	33,333	66,667					18,238	1.59	12,624
William B. Kessel	1/30/09	(1)	17,917	35,833	71,667					18,238	1.59	12,624

(1)	Represents awards granted under our Long Term Incentive program. The referenced payouts are dependent upon our three-year total shareholder return (“TSR”) as described in our Compensation Discussion and Analysis above for the period ending December 31, 2010, relative to the Nasdaq Bank Index median TSR over the same period.

(2)	Each option has a term of ten years and vests pro rata over three years.

(3)	The exercise price of all stock options equals the market value of the Company’s common stock on the grant date.

(4)	Grant date values are computed in accordance with ASC topic 718, “Compensation — Stock Compensation.”

As shown in the Summary Compensation Table above, each Named Executive’s base salary generally constitutes the majority of his or her respective compensation for 2009, 2008 and 2007. This is due to the fact that no annual bonus was paid in 2008 or 2009 under the Management Incentive Compensation Plan and bonuses earned under that plan for 2007 were attributable to the achievement of certain individual performance goals. Effective January 1, 2007, our Management Incentive Compensation Plan was modified to permit our executives to earn relatively modest bonuses based upon individual achievement, irrespective of whether the Company achieved its financial performance targets.

Outstanding Equity Awards at Fiscal Year-End

The following table shows the option and restricted stock awards that were outstanding as of December 31, 2009. The table shows both exercisable and unexercisable options, as well as shares of restricted stock that have not yet vested, all of which were granted under our Long-Term Incentive Plan. During 2009, our Named Executives voluntarily surrendered, for no consideration, options providing for the purchase of 335,645 shares of our common stock. Each of these options had an exercise price of $10.00 or greater and an expiration date of greater than one year from the date of surrender.

		Option Awards				Stock Awards
		Number of Securities				Number of Shares	Market Value of
		Underlying				or Units of Stock	Shares or Units of
	Grant	Unexercised Options		Option	Option	That Have	Stock That Have
Name	Date	Exercisable	Unexercisable(1)	Exercise Price	Expiration Date	Not Vested(2)	Not Vested(3)

Michael M. Magee	01/21/01	10,218	—	$9.79	01/21/11
	04/24/07					10,485	$7,549
	01/15/08					45,871	33,027
	01/30/09		61,655	1.59	01/30/19
Robert N. Shuster	04/17/01	4,765	—	9.97	04/17/11
	05/11/04	1,686	—	22.13	04/20/10
	04/24/07					3,295	2,372
	01/15/08					14,416	10,380
	01/30/09		18,561	1.59	01/30/19
David C. Reglin	01/21/01	9,298	—	9.79	01/21/11
	04/17/01	6,047	—	9.97	04/17/11
	05/21/01	3,267	—	11.97	01/18/10
	04/24/07					3,295	2,372
	01/15/08					14,416	10,380
	01/30/09		18,238	1.59	01/30/19
Stefanie M. Kimball	04/24/07					2,995	2,156
	01/15/08					13,106	9,436
	01/30/09		18,238	1.59	01/30/19
William B. Kessel	04/24/07					3,220	2,318
	01/15/08					14,089	10,144
	01/30/09		18,238	1.59	01/30/19

(1)	The options granted on January 30, 2009, vest ratably over the three-year period beginning January 30, 2010.

(2)	The shares of restricted stock are subject to risks of forfeiture until they vest, in full, on the fifth anniversary of the grant date.

(3)	The market value of the shares of restricted stock that have not vested is based on the closing price of our common stock as of December 31, 2009.

Option Exercises and Stock Vested — 2009

	Option Awards		Stock Awards
	Number of		Number of
	Shares		Shares
	Acquired	Value Realized on	Acquired	Value Realized
Name	on Exercise	Exercise	on Vesting	on Vesting

Michael M. Magee	—	—	—	—
Robert N. Shuster	—	—	—	—
David C. Reglin	—	—	—	—
Stefanie M. Kimball	—	—	—	—
William B. Kessel	—	—	—	—

None of our Named Executives exercised any options during 2009, nor were any restricted stock awards vested during 2009.

Nonqualified Deferred Compensation

The table below provides certain information relating to each defined contribution plan that provides for the deferral of compensation on a basis that is not tax qualified.

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions in	Contributions in	Earnings in	Withdrawals/	Balance
Name	Last FY	Last FY	Last FY	Distributions	at Last FYE

Michael M. Magee			$(14,482)	$—	$7,505
Robert N. Shuster			5,446	(8,512)	52,416
David C. Reglin			—	—	—
Stefanie M. Kimball			—	—	—
William B. Kessel			107	(23,057)	—

Certain of our officers, including the Named Executives, can contribute, on a tax deferred basis, up to 80% of his or her base salary and 100% of his or her annual cash bonus into our executive non-qualified excess plan. The Company makes no contributions to this plan and contributions by participants may be directed into various investment options as selected by each participant. Earnings on the investments accrue to the participants on a tax deferred basis. Participants can withdraw balances from their accounts in accordance with plan provisions.

Other Potential Post-Employment Payments

	(1)	(2)
	Estimated Liability	Payment Limitation
	for Severance	Based on IRS
	Payments & Benefit	Section 280G
	Amounts Under	Limitation on
Executive Name	Continuity Agreements	Severance Amounts

Michael M. Magee	$1,302,958	$1,141,078
Robert N. Shuster	810,064	707,834
David C. Reglin	790,798	704,045
Stefanie M. Kimball	794,285	642,490
William B. Kessel	789,688	778,298

(1)	The Corporation has entered into Management Continuity Agreements with each of the above Named Executives that provide for defined severance compensation and other benefits if they are terminated following a change of control of the Company. The Agreements provide for a lump sum payout of the severance compensation and a continuation of certain health and medical insurance related benefits for a period of three years. For further detailed information, see the section titled “Severance and Change in Control Payments” included as part of the Compensation Discussion and Analysis in this Proxy Statement.

(2)	The total amounts which may be due under the Management Continuity Agreements are subject to and limited by Internal Revenue Service Code Section 280G. This column indicates the estimated payout based on IRS limitations.

As long as the Corporation has any obligation outstanding arising under TARP, none of the potential payments described above can be paid due to the prohibition related to “golden parachute payments” under ARRA, as discussed above.

Director Compensation

During 2009, in response to the prevailing, uncertain economic conditions, the Board reduced by ten percent the annual retainer paid to non-employee directors as well as the annual retainer payable to non-employee directors of our bank subsidiary. As a result, these amounts were $40,500 and $10,800, respectively for 2009, and will remain the same for 2010. Half of the combined retainer is paid in cash and the other half is paid under our Deferred Compensation and Stock Purchase Plan for Non-employee Directors (the “Purchase Plan”) described below until that director achieves the required share ownership under our share ownership guidelines. Once a director has achieved the requisite level of share ownership under those guidelines, each director then has a choice of receiving his or her director compensation in cash or deferred share units under our Purchase Plan, at his or her discretion. The Board approved the payment of additional retainers of $5,000, $3,000, and $2,000 to the Chairpersons of the Board’s audit committee, compensation committee, and nominating and corporate governance committee, respectively. No fees are payable for attendance at either Board or committee meetings.

Pursuant to our Long-Term Incentive Plan, the compensation committee may grant options to purchase shares of Independent Bank Corporation common stock to each non-employee director. No such stock options were granted during 2009, 2008 or 2007.

The Purchase Plan provides that non-employee directors may defer payment of all or a part of their director fees (“Fees”) or receive shares of common stock in lieu of cash payment of Fees. Under the Purchase Plan, each non-employee director may elect to participate in a Current Stock Purchase Account, a Deferred Cash Investment Account or a Deferred Stock Account.

A Current Stock Purchase Account is credited with shares of Independent Bank Corporation common stock having a fair market value equal to the Fees otherwise payable. A Deferred Cash Investment Account is credited with an amount equal to the Fees deferred and on each quarterly credit date with an appreciation factor that may not exceed the prime rate of interest charged by Independent Bank. A Deferred Stock Account is credited with the amount of Fees deferred and converted into stock units based on the fair market value of our common stock at the time of the deferral. Amounts in the Deferred Stock Account are credited with cash dividends and other distributions on our common stock. Fees credited to a Deferred Cash Investment Account or a Deferred Stock Account are deferred for income tax purposes. The Purchase Plan does not provide for distributions of amounts deferred prior to a participant’s termination as a non-employee director. Participants may generally elect either a lump sum or installment distributions.

Director Compensation — 2009

				Aggregate
				Stock Options
	Fees Earned or	Option		Held
Name	Paid in Cash	Awards(1)	Totals	as of 12/31/09

Donna J. Banks	$51,300	$—	$51,300	—
Jeffrey A. Bratsburg	51,300	—	51,300	30,994
Stephen L. Gulis, Jr.(2)	71,300	—	71,300	—
Terry L. Haske(3)	59,300	—	59,300	16,455
Robert L. Hetzler(4)	51,800	—	51,800	16,455
Clarke B. Maxson	51,300	—	51,300	—
James E. McCarty(5)	54,300	—	54,300	—
Charles A. Palmer(6)	53,300	—	53,300	16,455
Charles C. Van Loan(7)	59,800	—	59,800	—

Totals	$503,700	$—	$503,700	80,359

(1)	No stock options were awarded to the Board during 2009, 2008, or 2007. No amounts were recognized as compensation expense in 2009 for financial reporting purposes with respect to stock options granted to directors in accordance with FASB ASC topic 718.

(2)	Includes additional retainer for service as chairperson of the audit committee and service on ad hoc special committee of the Board.

(3)	Includes additional retainer for service on ad hoc special committee of the Board.

(4)	Includes fees received for attendance at Mepco Finance Corporation board meetings during 2009.

(5)	Includes additional retainer for service as chairperson of the compensation committee.

(6)	Includes additional retainer for service as chairperson of the nominating and corporate governance committee.

(7)	Includes fees received for attendance at Mepco Finance Corporation board meetings during 2009 and service on ad hoc special committee of Board.

Compensation Committee Interlocks And Insider Participation

Mr. Van Loan, who previously served as CEO of the Company, serves on the compensation committee of the Board. There did not exist in 2009, any relationships involving our executive officers that require disclosure under Item 407(e)(4) of Regulation S-K.

TRANSACTIONS INVOLVING MANAGEMENT

Our Board of Directors and executive officers and their associates were customers of, and had transactions with, our bank subsidiary in the ordinary course of business during 2009. All loans and commitments included in such transactions were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and do not involve an unusual risk of collectability or present other unfavorable features. Such loans totaled $599,000 at December 31, 2009, equal to 0.5% of shareholders’ equity.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Pursuant to Section 16 of the Securities Exchange Act of 1934, our Directors and Executive Officers, as well as any person holding more than 10% of our common stock, are required to report initial statements of ownership of our securities and changes in such ownership to the Securities and Exchange Commission. Based solely upon written representations by each Director and Executive Officer and our review of those reports furnished to us, all of the required reports were timely filed by such persons during 2009, except as follows: Mr. Butler, senior vice president, operations, was late in filing one report covering one transaction relating to the sale of common stock.

SHAREHOLDER PROPOSALS FOR 2010 ANNUAL MEETING

Shareholders wishing to submit proposals on matters appropriate for shareholder action to be presented at our 2011 Annual Meeting of Shareholders may do so in accordance with Rule 14a-8 of the Securities Exchange Act of 1934. For such proposals to be included in our proxy materials relating to our 2011 Annual Meeting of Shareholders, all applicable requirements of Rule 14a-8 must be satisfied and such proposals must be received by us at our principal executive offices at 230 West Main Street, Ionia, Michigan 48846, no later than November xx, 2010.

For any proposal that is not submitted for inclusion in next year’s Proxy Statement, but is instead sought to be presented directly at the 2011 Annual Meeting, SEC rules permit management to vote proxies at its discretion if we (1) receive notice of the proposal before the close of business on February xx, 2011, and advise shareholders in the 2011 Proxy Statement about the nature of the matter and how management intends to vote on such matter, or (2) do not receive notice of the proposal prior to the close of business on February xx, 2011. Notices of intention to present proposals at the 2011 Annual Meeting should be addressed to our Corporate Secretary, at our principal offices listed above.

As of March xx, 2010, no proposals from any shareholder to be presented at the 2010 Annual Meeting have been received by us.

Under our Bylaws, no business may be brought before an annual shareholder meeting unless it is specified in the notice of the meeting and included in the Company’s proxy materials, or is otherwise brought before the meeting by or at the direction of the Board or by a shareholder entitled to vote who has delivered written notice to us (containing certain information specified in the Bylaws about the shareholder and the proposed action) not less than thirty (30) days prior to the originally scheduled Annual Meeting of Shareholders. If less than forty (40) days notice is given by the Company, then notice must be received within ten (10) days after the date we mail or otherwise give notice of the date of the Annual Meeting of Shareholders.

GENERAL

The cost of soliciting proxies will be borne by us.  In addition to solicitation by mail, our officers and employees may solicit proxies by telephone, telegraph or in person. We have retained the services of The Altman Group to deliver proxy materials to brokers, nominees, fiduciaries and other custodians for distribution to beneficial owners, as well as solicit proxies. The cost of such services is expected to total approximately $5,500, plus reasonable out of pocket expenses.

As of the date of this proxy statement, Management knows of no other matters to be brought before the meeting. However, if further business is presented by others, the proxy holders will act in accordance with their best judgment.

By order of our Board of Directors,

Robert N. Shuster
Secretary

Dated: March xx, 2010

Appendix A
Amendment to the Articles of Incorporation
of
Independent Bank Corporation

The following is hereby added as new paragraphs four and five, respectively, of Article III of the Amended and Restated Articles of Incorporation:

Effective upon the filing of this Certificate of Amendment with the Michigan Department of Energy, Labor and Economic Growth (the “Effective Time”), the shares of Common Stock issued and outstanding immediately prior to the Effective Time shall be combined and reclassified into a smaller number of shares such that each ten shares of issued Common Stock immediately prior to the Effective Time are reclassified into one share of Common Stock. Notwithstanding the immediately preceding sentence, no fractional shares shall be issued. The Company will round up fractional shares to the nearest whole share.

Each stock certificate that, immediately prior to the Effective Time, represented shares of Common Stock that were issued and outstanding immediately prior to the Effective Time shall, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent that number of whole shares of Common Stock after the Effective Time into which the shares of Common Stock formerly represented by such certificate shall have been reclassified.

Independent Bank Corporation
P.O. Box 491, 230 West Main Street
Ionia, Michigan 48846
616-527-9450

ANNUAL MEETING OF STOCKHOLDERS OF INDEPENDENT BANK CORPORATION April 27, 2010 NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, proxy statement and proxy card are available at http://www.snl.com/irweblinkx/docs.aspx?iid=100319 Please sign, date and mail your proxy card in the envelope provided as soon as possible. Please detach along perforated line and mail in the envelope provided. —— —— 20330303030000000000 1 042710 THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSALS 2, 3, 4 AND 5. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x FOR AGAINST ABSTAIN 1. Election of Directors: 3 nominees for three year terms expiring in 2013: 2. To ratify the appointment of Crowe Horwath, LLP as independent auditors for the fiscal year ending NOMINEES: December 31, 2010. FOR ALL NOMINEES O Donna J. Banks, Ph.D. Expiring in 2013 O Jeffrey A. Bratsburg Expiring in 2013 3. Consider and vote upon a proposal to amend our WITHHOLD AUTHORITY O Charles C. Van Loan Expiring in 2013 FOR ALL NOMINEES Amended and Restated Articles of Incorporation to effect a one (1) for ten (10) reverse split of our common FOR ALL EXCEPT stock. (See instructions below) 4. To consider and vote upon an advisory (non-binding) resolution to approve the compensation paid to our executives. 5. Grant management the authority to adjourn, postpone or continue the Annual Meeting. INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. Signature of Stockholder Date: Signature of Stockholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

ANNUAL MEETING OF STOCKHOLDERS OF INDEPENDENT BANK CORPORATION April 27, 2010 PROXY VOTING INSTRUCTIONS INTERNET — Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page, and use the Company Number and Account Number shown on your proxy card. TELEPHONE — Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call and use the Company Number and COMPANY NUMBER Account Number shown on your proxy card. Vote online/phone until 11:59 PM EST the day before the meeting. ACCOUNT NUMBER MAIL — Sign, date and mail your proxy card in the envelope provided as soon as possible. IN PERSON — You may vote your shares in person by attending the Annual Meeting. Information on directions to the site of our Annual Meeting is available on our website at www.IndependentBank.com. NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of meeting, proxy statement and proxy card are available at http://www.snl.com/irweblinkx/docs.aspx?iid=100319 Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. —— — 20330303030000000000 1 042710 THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSALS 2, 3, 4 AND 5. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x FOR AGAINST ABSTAIN 1. Election of Directors: 3 nominees for three year terms expiring in 2013: 2. To ratify the appointment of Crowe Horwath, LLP as independent auditors for the fiscal year ending NOMINEES: December 31, 2010. FOR ALL NOMINEES O Donna J. Banks, Ph.D. Expiring in 2013 O Jeffrey A. Bratsburg Expiring in 2013 3. Consider and vote upon a proposal to amend our WITHHOLD AUTHORITY O Charles C. Van Loan Expiring in 2013 FOR ALL NOMINEES Amended and Restated Articles of Incorporation to effect a one (1) for ten (10) reverse split of our common FOR ALL EXCEPT stock. (See instructions below) 4. To consider and vote upon an advisory (non-binding) resolution to approve the compensation paid to our executives. 5. Grant management the authority to adjourn, postpone or continue the Annual Meeting. INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: JOHN SMITH 1234 MAIN STREET APT. 203 NEW YORK, NY 10038 To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. Signature of Stockholder Date: Signature of Stockholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

0 INDEPENDENT BANK CORPORATION ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON APRIL 27, 2010 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned hereby appoints Michael M. Magee, Jr. and Robert N. Shuster, and each of them as proxies, each with full power of substitution, to represent and vote as designated on the reverse side, all the shares of common stock of Independent Bank Corporation held of record by the undersigned on February 26, 2010, at the Annual Meeting of Stockholders to be held at the Watt Auditorium, located at 438 Union Street, Ionia, Michigan 48846 on Tuesday, April 27, 2010 at 3:00 p.m. (local time), or any adjournment or postponement thereof. (Continued and to be signed on the reverse side.) 14475